THE INVESTMENT COMPANY OF AMERICA
                          Certificate of Designation:
       Reduction of number of shares of Series B Alternative Common Stock
                                      And
        Designation of Ten (10) new Series of Alternative Common Stock:

 Series 529-A Series R-1
 Series 529-B Series R-2
 Series 529-C Series R-3
 Series 529-E Series R-4
 Series 529-F Series R-5

Pursuant to Section 151
of the General Corporation Law
of the State of Delaware
_______________

 We, Anne M. Llewellyn and Vincent P. Corti, being, respectively, a Vice President and the Secretary of The Investment Company of America, a corporation organized and existing under the General Corporation Law of Delaware (the "Corporation"), do hereby certify:

 FIRST: That, pursuant to authority expressly vested in the Board of Directors of the Corporation by provisions of its Certificate of Incorporation, the Board of Directors has duly adopted the following resolution:

 WHEREAS, the Corporation's Certificate of Incorporation authorizes the issuance of Common shares of capital stock ("Common Stock") and Alternative Common shares of capital stock ("Alternative Common Stock"); and

 WHEREAS, the Board of Directors previously adopted a resolution (the "Series B Resolution") designating one billion, two hundred fifty million (1,250,000,000) shares of Alternative Common Stock of the Corporation as Series B Alternative Common Stock, par value $0.001 per share (hereinafter, "Series B Stock"), and has further determined that it is desirable to decrease the number of shares previously designated as Series B Stock to two hundred fifty million (250,000,000) shares (it being the case that less than the latter number are currently outstanding), in accordance with Section 151(g) of the General Corporation Law of the State of Delaware; and

 WHEREAS, the Board of Directors has determined that it is desirable for the Corporation to also authorize the issuance of ten additional series of Alternative Common Stock;

 NOW, THEREFORE, BE IT RESOLVED, that this Board of Directors hereby reduces the number of shares of Alternative Common Stock designated as Series B Stock to two hundred fifty million (250,000,000) shares (without making any other changes with respect to voting and other rights, limitations, terms and conditions, etc. of said Series B Stock); and

 FURTHER RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of ten additional series of Alternative Common Stock of the Corporation and hereby fixes the voting powers, designation, preferences and relative, participating, optional, conversion or other special rights, and qualifications, limitations or restrictions thereof, limitations as to dividends, or terms or conditions of redemptions, as follows:

(1) Designations and Respective Numbers of Shares. The following series and respective numbers of shares of Alternative Common Stock of the Corporation (each with par value $0.001 per share), are hereby designated:

Series 529-A - Three hundred twenty-five million (325,000,000) shares Series 529-B - Seventy-five million (75,000,000) shares
Series 529-C - One hundred fifty million (150,000,000) shares
Series 529-E - Seventy-five million (75,000,000) shares
Series 529-F - Seventy-five million (75,000,000) shares
Series R-1 - Seventy-five million (75,000,000) shares
Series R-2 - One hundred million (100,000,000) shares
Series R-3 - Three hundred million (300,000,000) shares
Series R-4 - Seventy-five million (75,000,000) shares
Series R-5 - One hundred-fifty million (150,000,000) shares

(2) Voting and Other Rights; Limitations, Terms and Conditions, etc. Except to the extent provided otherwise by the Certificate of Incorporation of the Corporation, the shares of Common Stock, par value $0.001 per share, of the Corporation, the shares of Series B, Series C and Series F Alternative Common Stock, par value $0.001 per share, of the Corporation, and the shares of Series 529A, Series 529B, Series 529C, Series 529E, Series 529F, Series R-1, Series R-2, Series R-3, Series R-4 and Series R-5 Alternative Common Stock, par value $0.001 per share, of the Corporation, shall represent an equal proportionate interest in the assets of the Corporation (subject to the liabilities of the Corporation) and each share shall have identical voting, dividend, liquidation and other rights; PROVIDED, HOWEVER, that notwithstanding anything in the Certificate of Incorporation of the Corporation to the contrary:

(i) Shares of Common Stock and Alternative Common Stock may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940 (the "Investment Company Act") and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares;

(ii) Liabilities and expenses that should be properly allocated to the shares of a particular class and series of capital stock may, pursuant to a plan adopted by the Board of Directors of the Corporation to conform with rule 18f-3 under the Investment Company Act, or a similar rule, provision, interpretation or order under the Investment Company Act, be charged to and borne solely by that class and series and the bearing of expenses solely by shares of a class and series may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the shares of different classes and series of capital stock;

(iii) On a business day no later than the fifteenth day of the first calendar month following the expiration of a 96-month period commencing on the first day of the calendar month during which Series 529B Alternative Common Stock shares were purchased by a holder thereof, such shares (as well as a pro rata portion of any Series 529B Alternative Common Stock shares purchased through the reinvestment of dividends or other distributions paid on all Series 529B Alternative Common Stock shares held by such holder) shall automatically convert to Series 529A Alternative Common Stock shares on basis of the respective net asset values of the Series 529B Alternative Common Stock shares and the Series 529A Alternative Common Stock shares on the conversion date; PROVIDED, HOWEVER, that the Board of Directors, in its sole discretion, may suspend the conversion of Series 529B Alternative Common Stock shares if any conversion of such shares would constitute a taxable event under federal income tax law (in which case the holder of such Series 529B Alternative Common Stock shares shall have the right to exchange from time to time any or all of such Series 529B Alternative Common Stock shares held by such holder for Series 529A Alternative Common Stock shares on the basis of the respective net asset values of the Series 529B Alternative Common Stock shares and Series 529A Alternative Common Stock shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Series 529B Alternative Common Stock shares represented by stock certificates shall be subject to tender of such certificates; and

(iv) Subject to the foregoing paragraph and provisions of previously filed and effective Certificates of Designation pertaining to exchanges, Common Stock and Alternative Common Stock shall have such other exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act.

SECOND: That such determination of the voting rights, designation, preferences and relative rights, and qualifications, limitations or restrictions thereof relating to said Series C Stock and Series F Stock was duly made by the Board of Directors of the Corporation pursuant to provisions of the Certificate of Incorporation of the Corporation and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Designation has been signed by a Vice President and the Secretary of the Corporation and said Corporation has caused its corporate seal to be hereunto affixed, all as of the 9th day of January, 2002.

THE INVESTMENT COMPANY OF AMERICA

 By:  /s/ Anne M. Llewellyn
 Anne M. Llewellyn
 Vice President
 (seal)

ATTEST:
By:  /s/ Vincent P. Corti
 Vincent P. Corti
 Secretary